Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

October 10, 1997

Board of Directors
American Fidelity Assurance Company
2000 N. Classen Blvd.
Oklahoma City, OK 73106

Re: Opinion of Counsel - American Fidelity Separate Account B

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Pre-Effective Amendment to a Registration Statement on Form N-4 for the Flexible Premium Variable and Fixed Deferred Annuity Policy (the "Policy") to be issued by American Fidelity Assurance Company and its separate account, American Fidelity Separate Account B.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. American Fidelity Separate Account B is a Unit Investment Trust as the term is defined in Section 4(2) of the Investment Company Act of 1940 ( the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the "Act".

     2. Upon the acceptance of purchase payments made by a Policy Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Policy Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the captions "Legal Opinions" contained in the Prospectus and the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.


By:  /S/  LYNN  KORMAN  STONE
    __________________________
          Lynn  Korman  Stone